Press
Release

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Investor and Media contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2007 SECOND QUARTER FINANCIAL RESULTS
Revenue up 6.6 percent
Planned spending on Portable People Meter rollout drives 17.1% increase in costs
Net income per share (diluted) is $0.13

NEW YORK, July 19, 2007 – Arbitron Inc. (NYSE: ARB) today announced results for the second quarter ended June 30, 2007.

For the second quarter of 2007, the Company reported revenue of $79.0 million, an increase of 6.6 percent over revenue of $74.2 million during the second quarter of 2006.

Costs and expenses for the second quarter increased by 17.1 percent, from $67.3 million in 2006 to $78.8 million in 2007, due in part to planned expenditures for the rollout of the Portable People MeterTM (PPM) ratings service in Philadelphia, New York, Nassau-Suffolk, Middlesex-Somerset-Union, Los Angeles, Riverside and Chicago.

Earnings before interest and income tax expense (EBIT) for the quarter were $5.4 million, a decrease of 55.0 percent compared with EBIT of $11.9 million for the second quarter of 2006.

Net income for the quarter was $3.8 million, compared with $7.4 million for the second quarter of 2006. Net income per share for the second quarter of 2007 was $0.13 per share (diluted), compared with $0.24 per share (diluted) during the comparable period last year.

For the six months ended June 30, 2007, revenue was $170.8 million, an increase of 7.3 percent over revenue of $159.3 million for the same period in 2006.

EBIT decreased 26.6 percent from $41.0 million in the first six months of 2006 to $30.1 million in 2007. Net income for the period in 2007 decreased 24.5 percent to $19.3 million compared with $25.5 million in 2006. Earnings per share (diluted) for the six months in 2007 were $0.64, compared with $0.83 per share (diluted) last year.

Management comment:

Stephen Morris, chairman, president and chief executive officer of Arbitron, made the following comments:

“Since the end of the 1st quarter, we signed long term contracts for the PPM ratings service with three leading radio groups: Clear Channel, Cox Radio and Entravision Communications. These contracts, along with the agreements with more than a dozen other major broadcasters and numerous advertising agencies that we had already signed, allow us to focus all our energy on executing the rollout of the PPM ratings service in the top 50 markets.”

“Two markets–Philadelphia and Houston–have already completed the switch to PPM ratings as the currency in the market. We are also well into the process of installing the PPM service in the three largest and most complex radio markets: New York, Los Angeles and Chicago, and our progress to date has been good. We are currently on schedule, but each market presents its own set of challenges. It is difficult and exacting work to recruit representative panels of consumers in these extremely diverse markets.”

“For Project Apollo, our initiative with The Nielsen Company to develop new measures of advertising return-on-investment, our pilot subscribers continue to evaluate the Project Apollo value proposition in the context of their particular company’s marketing needs. Our goal remains to reach a decision about implementation in the second half of the year.”

Company Guidance for 2007

Arbitron is reiterating its previously issued revenue guidance for the full year 2007 and is updating the earnings per share guidance.

The Company continues to expect that revenue will increase between 5.5 percent and 7.5 percent in 2007 compared to last year.

Based on recently completed contract negotiations as well as on the Company’s current experience with the recruitment and management of the PPM panels in the 2007 and 2008 rollout markets, earnings per share (diluted) is expected to be between $1.35 and $1.45 for the full year 2007. This compares to the previous estimate of $1.30 to $1.50 per fully diluted share for 2007.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on July 19 to discuss its second quarter results and other relevant matters. To listen to the call, dial (toll free) 888-694-4641. The conference call can be accessed from outside of the United States by dialing 973-582-2734. To participate users will need to use the following code: 8962786. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

Presentation of Non-GAAP Information

The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing information firm serving radio broadcasters, cable companies, advertisers, advertising agencies and out of home and online media advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People MeterTM system, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,900 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with The Nielsen Company (formerly VNU) Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of the Portable People Meter system

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies and entering into joint-venture or other material third-party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment; and

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended June 30, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
			$	%
	2007	2006	Change	Change
Revenue	$79,047	$74,165	$4,882	6.6%
Costs and expenses
Cost of revenue	46,468	36,684	9,784	26.7%
Selling, general and administrative	20,461	20,557	(96)	(0.5%)
Research and development	11,830	10,031	1,799	17.9%
Total costs and expenses	78,759	67,272	11,487	17.1%
Operating income	288	6,893	(6,605)	(95.8%)
Equity in net income of affiliates	5,089	5,053	36	0.7%
Earnings before interest and income taxes (1)	5,377	11,946	(6,569)	(55.0%)
Interest income	670	829	(159)	(19.2%)
Interest expense	96	937	(841)	(89.8%)
Earnings before income taxes	5,951	11,838	(5,887)	(49.7%)
Income tax expense	2,163	4,478	(2,315)	(51.7%)
Net income	$3,788	$7,360	$(3,572)	(48.5%)
Net income per weighted average common share
Basic	$0.13	$0.25	$(0.12)	(48.0%)
Diluted	$0.13	$0.24	$(0.11)	(45.8%)
Weighted average shares used in calculations
Basic	29,955	29,945	10	0.0%
Diluted	30,264	30,070	194	0.6%
Dividends per common share	$0.10	$0.10	—	—
Other data
EBITDA (1)	$8,094	$14,215	$(6,121)	(43.1%)

(1) The terms EBIT (earnings before interest and income taxes expense) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Six Months Ended June 30, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,		$	%
	2007	2006	Change	Change
Revenue	$170,824	$159,253	$11,571	7.3%
Costs and expenses
Cost of revenue	78,718	60,939	17,779	29.2%
Selling, general and administrative	40,818	40,013	805	2.0%
Research and development	22,567	20,012	2,555	12.8%
Total costs and expenses	142,103	120,964	21,139	17.5%
Operating income	28,721	38,289	(9,568)	(25.0%)
Equity in net income of affiliates	1,333	2,678	(1,345)	(50.2%)
Earnings before interest and income taxes (2)	30,054	40,967	(10,913)	(26.6%)
Interest income	1,251	1,816	(565)	(31.1%)
Interest expense	191	1,880	(1,689)	(89.8%)
Earnings before income taxes	31,114	40,903	(9,789)	(23.9%)
Income tax expense	11,831	15,357	(3,526)	(23.0%)
Net income	$19,283	$25,546	$(6,263)	(24.5%)
Net income per weighted average common share
Basic	$0.65	$0.84	$(0.19)	(22.6%)
Diluted	$0.64	$0.83	$(0.19)	(22.9%)
Weighted average shares used in calculations
Basic	29,852	30,500	(648)	(2.1%)
Diluted	30,123	30,652	(529)	(1.7%)
Dividends per common share	$0.20	$0.20	—
Other data
EBITDA (2)	$35,447	$45,324	$(9,877)	(21.8%)

(2)	The terms EBIT (earnings before interest and income taxes expense) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months and Six Months Ended June 30, 2007 and 2006
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2007	2006	2007	2006
Net income	$3,788	$7,360	$19,283	$25,546
Income tax expense	2,163	4,478	11,831	15,357
Net interest (income) expense	(574)	108	(1,060)	64
EBIT (3)	$5,377	$11,946	$30,054	$40,967
Depreciation and amortization	2,717	2,269	5,393	4,357
EBITDA (3)	$8,094	$14,215	$35,447	$45,324

(3)	Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals. EBIT is calculated by deducting net interest income from net income and adding back income tax expense to net income. EBITDA is calculated by deducting net interest income from net income and adding back income tax expense, and depreciation and amortization to net income. EBIT and EBITDA should not be considered substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
June 30, 2007 and December 31, 2006
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash and short-term investments	$71,259	$61,265
Trade receivables	32,267	33,296
Property and equipment, net	42,291	41,470
Goodwill, net	40,558	40,558
Other assets	32,484	33,731
Total assets	$218,859	$210,320
Liabilities and Stockholders’ Equity:
Deferred revenue	$66,495	$66,875
Other liabilities	38,617	54,189
Stockholders’ equity	113,747	89,256
Total liabilities and stockholders’ equity	$218,859	$210,320